Loan Agreement

THIS AGREEMENT is made as of the 14th day of August, 2006.

BETWEEN:

GOLDEN FIELD COMPANY PROFIT SHARING PLAN, with an office at 10022 Foxrun Road, Santa Ana, California, 92705, USA

(the **"Lender"**)

AND:

CAPITAL ALLIANCE GROUP INC., with an office at 777 West Broadway, Suite 1200, Vancouver, British Columbia, V5Z 4J7, Canada

(the **"Borrower"**)

WHEREAS the Lender has agreed to loan the sum of $1,000,000 (the **"Loan"**) to the Borrower, subject to the terms of this Agreement.

THIS AGREEMENT WITNESSES that in consideration of the mutual covenants herein contained, the parties agree as follows:

1. **CURRENCY**

All monetary references herein are to lawful currency of the United States of America.

2. **USE OF PROCEEDS**

The Borrower will use the Loan to enable the Borrower's subsidiary, CIBT School of Business & Technology Corp., to complete its acquisition of Weifang Commercial School.

3. **INTEREST**

The Loan shall bear interest at the rate of 12 percent per annum, calculated and compounded quarterly, except that interest will be charged at the rate of 15% per annum commencing from the Due Date (as defined in section 4).

4. **REPAYMENT**

The Loan and all accrued but unpaid interest thereon shall be repaid by the Borrower not later than the date (the **"Due Date"**) which is three months following the date on which the Loan is received by the Borrower. The Loan and unpaid interest thereon may be repaid at any time without payment of bonus or penalty.

5. **COSTS**

Each party shall be responsible for its own costs in respect of the Loan, this Agreement and all related matters except as otherwise agreed in writing by the parties.

6. **SECURITY**

To evidence the Loan and as security for payment of the Borrower's indebtedness under this Agreement, the Borrower shall execute and deliver to the Lender:

(a) a promissory note in the form attached hereto as Schedule A (the **"Note"**); and

(b) an agreement in the form attached hereto as Schedule B (the **"Pledge Agreement"**) regarding the pledge and hypothecation by the Borrower of 500,000 shares of common stock of Sun New Media Inc. (the **"SNM Shares"**) as collateral for the Loan.

7. EVENTS OF DEFAULT AND REMEDIES

If one or more of the following events (an **"Event of Default"**) shall have occurred and be continuing:

(a) the Borrower fails to observe or perform any of its obligations in this Agreement, the Note or the Pledge Agreement and such default is not cured within three months from the date on which the Borrower is given written notice specifying the default;

(b) the Borrower commences a voluntary case or other proceeding seeking relief with respect to its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, custodian or other similar official of its assets or any substantial part thereof, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against him, or shall make a general assignment for the benefit of creditors; or

(c) an involuntary case or other proceeding shall be commenced against the Borrower seeking relief with respect to its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, custodian or other similar official of its assets or any substantial part thereof, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower under any bankruptcy laws as now or hereafter in effect; an uninsured judgment or judgments for the payment of money aggregating in excess of $100,000 are rendered against the Borrower and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay,

then the Loan (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the Lender shall be entitled to enforce its security as provided in section 1 of the Pledge Agreement.

8. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

(a) It has the power and authority to enter into and perform its obligations under this Agreement, the Pledge Agreement and the Note;

(b) upon their execution, this Agreement, the Pledge Agreement and the Note will constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms;

(c) the execution and delivery of this Agreement, the Pledge Agreement and the Note and the performance of their terms will not be, or result in, a violation or breach of, or default

under, any agreement or instrument to which the Borrower is a party or may be bound; and

(d) no litigation or administrative proceedings before any court or governmental authority are presently pending, or have been threatened in writing, against or affecting the Borrower or any of its assets which could have a material adverse effect on its assets.

9. **NOTICES**

Notices and other communications required or permitted to be given hereunder must be in writing and delivered to the other party at their address first above written in person (including by courier) and will be deemed to have been received on the first business day following the date of delivery as aforesaid. Either party may from time to time change its address for notice by notice to the other party given in the manner aforesaid. Any change of address under this section will also be a change of address with respect to such address as it appears on any schedule or document ancillary hereto.

10. **SUCCESSORS AND ASSIGNS**

This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, successors and permitted assigns.. Neither party may assign this Agreement, in whole or in part, without the other party's prior written consent.

11. **WAIVERS**

No failure or delay on the Lender's part in exercising any power or right hereunder shall operate as a waiver thereof. The Lender's rights and remedies hereunder are cumulative and not exclusive of any rights or remedies provided by law. Time is to be of the essence.

12. **INVALIDITY**

If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

13. **GOVERNING LAWS**

This Agreement shall be governed by and interpreted solely in accordance with the laws of British Columbia and the laws of Canada applicable therein.

14. **AMENDMENT**

This Agreement may be altered only in writing signed by both parties.

15. **SCHEDULES**

Each of the schedules hereto shall be deemed to form a part of this Agreement.

16. **INDEPENDENT LEGAL ADVICE**

The Lender acknowledges that Maitland & Company represents the Borrower in this transaction and that it has been recommended to the Lender that it obtain qualified legal advice before signing this Agreement.

17. **COUNTERPART EXECUTION AND DELIVERY**

This Agreement may be signed in counterparts and delivered electronically or by fax, each of which shall be deemed to be an original and both of which together shall constitute one instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written notwithstanding its actual date of execution.

GOLDEN FIELD COMPANY PROFIT SHARING PLAN
by its authorized signatory:

David Asen
____

CAPITAL ALLIANCE GROUP INC.
by its authorized signatory:

____

Schedule A

Non Negotiable

Promissory Note

AMOUNT: US$1,000,000 **DUE:** <>

For value received, CAPITAL ALLIANCE GROUP INC. (the **"Borrower"**) promises to pay to, or to the order of, GOLDEN FIELD COMPANY PROFIT SHARING PLAN (the **"Lender"**), of 10022 Foxrun Road, Santa Ana, California, 92705, USA, or at such other place as the Lender may direct in writing, the sum of US$1,000,000. This promissory note is subject to the terms and conditions of the loan agreement dated August 14, 2006 made between the Lender and the Borrower.

The Borrower waives presentment, demand, notice, protest and notice of dishonour and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this promissory note.

IN WITNESS WHEREOF the Borrower has executed and delivered this promissory note as of the ___ day of September, 2006.

CAPITAL ALLIANCE GROUP INC.
by its authorized signatory:

____

232480

Schedule B

THIS HYPOTHECATION AND PLEDGE AGREEMENT is made as of the 1st day of September, 2006.

BETWEEN:

GOLDEN FIELD COMPANY PROFIT SHARING PLAN, with an office at 10022 Foxrun Road, Santa Ana, California, 92705, USA

(the **"Lender"**)

AND:

CAPITAL ALLIANCE GROUP INC., with an office at 777 West Broadway, Suite 1200, Vancouver, British Columbia, V5Z 4J7, Canada

(the **"Borrower"**)

AND:

MAITLAND & COMPANY, with an office at 625 Howe Street, Suite 700, Vancouver, British Columbia, V6C 2T6, Canada

(the **"Custodian"**)

WHEREAS:

A. the Lender and the Borrower entered into an agreement dated August 14, 2006 (the **"Loan Agreement"**) regarding the Lender's loan to the Borrower of the sum of US$1,000,000;

B. pursuant to the Loan Agreement, the Borrower agreed to hypothecate and pledge the SNM Shares (as defined in the Loan Agreement) as collateral security for payment of the Borrower's indebtedness to the Lender under the Loan Agreement; and

C. the Custodian has agreed to perform the duties assigned to the Custodian under this Agreement.

THIS AGREEMENT WITNESSES that in consideration of the mutual covenants herein contained, the parties agree each with the other as follows:

1. Subject to the terms of this Agreement, the Borrower mortgages, pledges, hypothecates and charges the SNM Shares to the Lender as security for the payment by the Borrower of all amounts due and owing to the Lender under the Loan Agreement.

2. The Borrower shall upon the execution in full of this Agreement deliver one or more share certificates representing the SNM Shares to the Custodian to be held pursuant to the terms of this Agreement.

3. Until released pursuant to the terms of this Agreement, the Borrower shall not sell, deal in (except only as to exercising voting rights), assign, transfer in any manner whatsoever or agree to sell, deal in, assign or transfer in any manner whatsoever any of the SNM Shares or the securities for

which any of the SNM Shares may be exchanged, or beneficial ownership of or any interest in them, and the Custodian shall not accept or acknowledge any transfer, assignment, declaration of trust or any other document evidencing a change in legal or beneficial ownership of or interest therein.

4. The Borrower covenants, agrees, represents and warrants that:

   (a) it is the sole and beneficial owner of the SNM Shares which are free and clear of any encumbrances, claims or options, and the Borrower has the full right, power and authority to pledge and create a security interest in and to the SNM Shares;

   (b) in the Event of Default (as defined in the Loan Agreement), the Lender will be entitled to exercise all rights and powers and perform all acts of ownership with respect to the SNM Shares, and without limitation, the Lender may sell, after consulting with the Borrower and in accordance with applicable securities laws, all or any part of the SNM Shares as a private sale, as fully and effectually as if the Lender was the absolute owner thereof; the Lender is hereby appointed the attorney of the Borrower for the purposes of transferring all or any part of the SNM Shares and the completion of all documents required to effect transfer(s) of the SNM Shares; and

   (c) it will promptly execute, acknowledge and deliver all and every such further acts, deeds, or assurances as the Lender may reasonably require for the better charging, pledging or securing to the Lender of the SNM Shares.

5. When all amounts, including but not limited to accrued interest, due under the Loan Agreement have been paid in full, the Lender shall execute and deliver such instruments as may be necessary to cancel this Agreement. The Lender agrees to promptly notify the Custodian, in writing, once full payment of the Borrower's indebtedness to the Lender under the Loan Agreement has been made, at which time the time the Custodian is authorized to release the certificate(s) representing the SNM Shares to or to the direction of the Borrower.

6. The Lender and the Borrower jointly and severally agree that, in consideration of the Custodian agreeing to act as custodian as aforesaid, they shall save, defend and keep harmless and fully indemnify the Custodian, its partners and associates, successors and assigns (collectively the **"Indemnified Party"**), from and against all loss, costs, charges, damages and expenses which they may at any time bear by reason of the Custodian providing its services under this Agreement. It is further agreed by the parties, without restricting the foregoing indemnity, that if proceedings are taken in any court respecting the SNM Shares subject to this Agreement, the Indemnified Party shall not be obliged to defend any such action or submit its rights to the court until it shall have been indemnified by other good and sufficient security in addition to the foregoing indemnity against its costs of such proceedings. The Lender and the Borrower acknowledge that the Indemnified Party is not acting as a trustee hereunder.

7. Notices and other communications required or permitted to be given hereunder must be in writing and delivered to the other parties at their respective addresses first above written in person (including by courier) and will be deemed to have been received on the first business day following the date of delivery as aforesaid. A party may from time to time change its address for notice by notice to the other parties given in the manner aforesaid. Any change of address under this section will also be a change of address with respect to such address as it appears on any schedule or document ancillary hereto.

8. This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, successors and permitted assigns. The Lender and the Custodian may each assign this Agreement or part thereof upon written notice to the other parties. The Borrower may not assign this Agreement, in whole or in part, without the Lender's prior written consent.

9. This Agreement may be signed in counterparts and delivered electronically or by fax, each of which so signed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties are deemed to have executed this Agreement as of the date first above written notwithstanding its actual date of execution.

GOLDEN FIELD COMPANY PROFIT SHARING PLAN
by its authorized signatory:

____

CAPITAL ALLIANCE GROUP INC.
by its authorized signatory:

____

MAITLAND & COMPANY

____
RON PATON, ASSOCIATE COUNSEL